Exhibit 99.1

CONTACT: Investor Relations, 800-805-3635

Tempur-Pedic International Names Peter K. Hoffman as Director

LEXINGTON, KY, October 10, 2006 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of viscoelastic and premium mattresses and pillows worldwide, today announced that its Board of Directors has voted to expand its Board to nine directors and elect Peter K. Hoffman to the Board of Directors.

Mr. Hoffman is currently President, Global Grooming for The Procter & Gamble Company, where he is responsible for the worldwide Gillette blades and razors business until his retirement at the end of 2006. Mr. Hoffman has spent over 34 years with The Gillette Company and P&G in executive positions both in North America and Europe, including roles as President, Global Blades and Razors; President, Duracell North Atlantic; and President, Braun North America. He received an AB in Economics from Columbia University and an MBA from the Tuck School of Business, Dartmouth College.

“We are privileged to have someone of Peter’s credentials join our board. Peter brings a great deal of strategic, operational and international experience to the Tempur-Pedic Board of Directors,” stated P. Andrews McLane, Chairman.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from its TEMPUR® pressure-relieving material: a proprietary material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635

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